Exhibit 1.01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD-Exhibit 1.01

Conflict Minerals Report

Registrant submits the following Conflict Minerals Report as Exhibit 1.01 to the Form SD Specialized Disclosure Report:

I. Due Diligence: A description of the registrant’s reasonable country of origin inquiry and the measures the registrant has taken to conduct due diligence on the source and chain of custody of those conflict minerals is as follows:

A.

The registrant’s due diligence process conforms to the nationally or internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas which can be found at http://www.oecd.org and included the following elements:

1.    Registrant’s implementation of an execution plan for a company-wide conflict minerals program including:

a.

registrant’s adoption of a conflict minerals policy which can be found on registrant’s publicly available Internet website at the following link: http://www.ctscorp.com/resource-center/policies-and-certifications/Conflict Minerals Policy;

b.	registrant’s assembly of an internal team to implement, manage and execute registrant’s conflict minerals policy;

c.

registrant’s adoption of a system designed to allow engagement and communication with the supply chain and request information relating to the identity of the conflict mineral smelters and refiners used by the supply chain; and

d.

registrant’s incorporation of registrant’s expectations regarding suppliers’ conflict minerals policies, processes and information disclosures into relevant registrant documents including for example registrant’s conflict minerals policy, registrant’s supplier purchase order terms and conditions, registrant’s supplier contract clauses, and registrant’s correspondence and communication with suppliers.

2.   Registrant’s identification and assessment of risk in the supply chain including:

a.	identification of registrant’s relevant first-tier suppliers; and

b.

conducting reasonable country of origin inquiries and undertaking due diligence measures including requesting all relevant first-tier suppliers to complete the RMI Conflict Minerals Reporting Template (CMRT) which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant first-tier suppliers, and comparing smelters and refiners identified by the supply chain to the RMAP Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk.

Exhibit 1.01

B.

Registrant has disclosed in this report the steps it has taken, and the steps which registrant will take, to mitigate the risk that its necessary conflict minerals benefit armed groups, including the adoption, monitoring, and tracking of a risk management, mitigation, and corrective action plan including follow-up letters to relevant first-tier suppliers requesting validation of such suppliers or the smelters or refiners used by such suppliers as RMAP Conformant in accordance with, for example, the Responsible Minerals Assurance Process (RMAP).

II.  Results of Due Diligence: Registrant’s due diligence measures in connection with all of registrant’s products including conflict minerals resulted in the receipt of 201 complete CMRTs and the identification of 187 RMAP Conformant smelters.

III. Product Description: Registrant’s statement in Item 1.01(b) of the Form SD Specialized Disclosure Report is based on the identification of 23 non-RMAP Conformant smelters by eighteen of registrant’s suppliers of certain of the components used in registrant’s Engineered Frequency, Commodity Frequency, Sensor and Control Products.

A.

The efforts of registrant and its suppliers to determine the mine or location of origin of the conflict minerals used in the Engineered Frequency, Commodity Frequency, Sensor and Control Products included requesting all relevant first-tier suppliers to complete the CMRT.

B.

Registrant has set forth below the list of the 23 non-RMAP Conformant facilities used by the eighteen suppliers to process the necessary conflict minerals used in certain components for the Engineered Frequency, Commodity Frequency, Sensor and Control Products.  The country of origin of the conflict minerals used in these facilities was not provided and thus registrant was unable to determine that the conflict minerals used in certain of the components in these facilities did not originate in the Democratic Republic of the Congo or an adjoining country or come from recycled or scrap sources.

Conflict Mineral	Facility	Location
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Chimet S.p.A	ITALY
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	PAMP S.A.	SWITZERLAND
Gold	Great Wall Precious Metals Co,. LTD.	CHINA
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIA
Gold	OJSC Novosibirsk Refinery	RUSSIA
Gold	JSC Uralelectromed	RUSSIA
Gold	Moscow Special Alloys Processing Plant	RUSSIA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	USA
Tungsten	Unecha Refractory metals plant	RUSSIA